Exhibit 99.1

MGIC Investment Corporation Announces Cash Tender Offer for its Outstanding 5.750% Senior Notes Due 2023

MILWAUKEE, WI, August 6, 2020 /PRNewswire/ — MGIC Investment Corporation (NYSE: MTG) (the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its 5.750% Senior Notes due 2023 (CUSIP No. 552848AF0) (the “2023 Notes”) having an aggregate outstanding principal amount of $425.0 million. The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated August 6, 2020 (the “Offer to Purchase”).

The Tender Offer will expire at 5:00 p.m., New York City time, on August 12, 2020, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Tenders of the 2023 Notes must be properly made before the Expiration Time and may be withdrawn at any time before the Withdrawal Deadline (as defined in the Offer to Purchase). Holders of the 2023 Notes will receive $1,082.50 per $1,000 principal amount of 2023 Notes validly tendered and accepted for purchase (the “Tender Consideration”), plus accrued and unpaid interest to, but not including, the Settlement Date (as defined below) (“Accrued Interest”). The Company expects to pay the Tender Consideration, together with any Accrued Interest, for Notes validly tendered at or prior to the Expiration Time and not validly withdrawn and accepted for purchase by the Company to the respective holders thereof on August 13, 2020, the first business day after the Expiration Time (the “Settlement Date”). The Company expects to pay the Tender Consideration and Accrued Interest for the 2023 Notes validly tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase and accepted for payment (to the extent that such 2023 Notes are not delivered at or prior to the Expiration Time) on August 17, 2020, the third business day following the Expiration Time. For the avoidance of doubt, the Company will not pay accrued interest for any periods following the Settlement Date in respect of any 2023 Notes accepted in the Tender Offer.

Tendered 2023 Notes may be withdrawn at any time prior to the Withdrawal Deadline. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company generating net proceeds in an amount that is sufficient to effect the repurchase of the 2023 Notes validly tendered and accepted for purchase pursuant to the Tender Offer. The Company may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.

Goldman Sachs & Co. LLC is acting as the sole dealer manager for the Tender Offer. The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase and related tender offering materials are available at www.dfking.com/mgic or by contacting the information agent at (212) 269-5550 (banks and brokers) and at (800) 967-5074 (all others) or email mgic@dfking.com. Questions regarding the Tender Offer should be directed to Goldman Sachs & Co. LLC at (800) 828-3182 or (212) 357-1452 or email: GS-LM-NYC@gs.com.

None of the Company, the dealer manager, the information agent and tender agent, or the trustee for the 2023 Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any 2023 Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their 2023 Notes and, if so, the principal amount of 2023 Notes to tender. This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About MGIC

Mortgage Guaranty Insurance Corporation (“MGIC”), the principal subsidiary of the Company, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward looking statements. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors included as Exhibit 99 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and in other filings we make with the Securities and Exchange Commission. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

SOURCE MGIC Investment Corporation

Investor Contact: Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com